As filed with the Securities and Exchange Commission on March 9, 2010

Registration No. 333-163778

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AVEO PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	04-3581650
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

75 Sidney Street

Cambridge, Massachusetts 02139

(617) 299-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tuan Ha-Ngoc

Chief Executive Officer

AVEO Pharmaceuticals, Inc.

75 Sidney Street

Cambridge, Massachusetts 02139

(617) 299-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven D. Singer, Esq. Cynthia T. Mazareas, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 (617) 526-6000	Joseph D. Vittiglio, Esq. Vice President, Corporate Counsel AVEO Pharmaceuticals, Inc. 75 Sidney Street Cambridge, Massachusetts 02139 (617) 299-5000	Patrick O’Brien, Esq. Paul M. Kinsella, Esq. Ropes & Gray LLP One International Place Boston, Massachusetts 02110 (617) 951-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

EXPLANATORY NOTE

This Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-163778) is being filed for the purpose of filing exhibits and correcting typographical errors in Part II, Items 13 and 14. No changes or additions are being made to the prospectus which forms a part of the Registration Statement. Accordingly, the prospectus has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, all of which will be paid by the Registrant. All amounts are estimated except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority filing fee.

Amount
Securities and Exchange Commission Registration Fee	$7,273
Financial Industry Regulatory Authority Fee	$12,575
NASDAQ Global Market Listing Fee	$100,000
Accountants’ Fees and Expenses	$700,000
Legal Fees and Expenses	$1,400,000
Blue Sky Fees and Expenses	$10,000
Transfer Agent’s Fees and Expenses	$3,500
Printing and Engraving Expenses	$225,000
Miscellaneous	$291,652

Total Expenses	$2,750,000

ITEM 14.    Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Our certificate of incorporation also provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless and only to the extent that a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification for such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If we don’t assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

We maintain a general liability insurance policy which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities in their capacity as members of our board of directors.

The underwriting agreement we will enter into in connection with the offering of common stock being registered hereby provides that the underwriters will indemnify, under certain conditions, our directors and officers (as well as certain other persons) against certain liabilities arising in connection with such offering.

ITEM 15.    Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of common stock and preferred stock issued, options granted and warrants issued by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such shares, options and warrants and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

(a) Issuances of Capital Stock

(1) On March 18, 2009 and July 16, 2009, we sold an aggregate of 11,250,000 shares of our series E convertible preferred stock at a price per share of $4.00 to accredited investors, for an aggregate purchase price of $45,000,000.

(2) On March 18, 2008, we sold an aggregate of 125,000 shares of our common stock to an accredited investor affiliated with a director at a price per share of $0.004, for an aggregate purchase price of $500.

(3) On October 25, 2007, we sold an aggregate of 1,833,334 shares of our series C convertible preferred stock at a price per share of $3.00 to an accredited investor, for an aggregate purchase price $5,500,002.

(4) On March 26, 2007, April 10, 2007 and April 27, 2007, we sold an aggregate of 21,165,510 shares of our series D convertible preferred stock at a price per share of $2.50 to accredited investors, for an aggregate purchase price of $52,913,775.

(5) From January 1, 2007 through February 1, 2010, we issued an aggregate of 179,090 shares of our common stock at prices ranging from $0.48 to $8.72 per share to certain of our employees, consultants and directors pursuant to the exercise of stock options under our 2002 stock plan for an aggregate purchase price of $354,124.

(b) Stock Option Grants and Warrant Issuances

(1) From January 1, 2007 through February 1, 2010, we granted stock options to purchase an aggregate of 2,135,010 shares of our common stock with exercise prices ranging from $5.20 to $11.32 per share, to certain of our employees, consultants and directors under our 2002 stock plan in connection with services provided by such parties to us.

(2) On May 15, 2008, we issued warrants to accredited investors, in connection with debt financings completed with such accredited investors, to purchase up to an aggregate of 189,000 shares of our series D convertible preferred stock, each at an exercise price of $2.50 per share.

No underwriters were involved in the foregoing issuances of securities. The securities described in paragraphs (a)(1) through (4) of this Item 15 were issued to accredited investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act, and, in certain cases, in reliance on Regulation D promulgated thereunder, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. The securities described in paragraph (a)(5) of this Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants in reliance on the exemption provided by Rule 701 promulgated under Section 3(b) of the Securities Act, or pursuant to Section 4(2) under the Securities Act, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. The securities described in paragraph (b)(1) of this Item 15 were made pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under Section 3(b) of the Securities Act, or pursuant to Section 4(2) under the Securities Act, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. The securities described in paragraph (b)(2) of this Item 15 were issued to accredited investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required.

All of the purchasers of shares of our convertible preferred stock described above, the purchaser of shares of our common stock affiliated with a director described above and the parties to which warrants were issued described above represented to us in connection with their respective acquisitions described above that they were accredited investors and that they were acquiring the applicable securities for investment and not distribution and to the effect that they could bear the risks of the investment. Such parties received written disclosures that the applicable securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. The certificates representing the issued shares of capital stock and the warrants described in this Item 15 included appropriate legends setting forth that the applicable securities have not been registered and the applicable restrictions on transfer.

ITEM 16.    Exhibits and Financial Statement Schedules.

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

ITEM 17.    Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 9th day of March, 2010.

AVEO PHARMACEUTICALS, INC.

By:	/S/ TUAN HA-NGOC
Tuan Ha-Ngoc
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/S/ TUAN HA-NGOC Tuan Ha-Ngoc	Chief Executive Officer and Director (Principal Executive Officer)	March 9, 2010

/S/ DAVID JOHNSTON David Johnston	Chief Financial Officer (Principal Financial and Accounting Officer)	March 9, 2010

* Kenneth M. Bate	Director	March 9, 2010

* Douglas G. Cole	Director	March 9, 2010

* Ronald A. DePinho	Director	March 9, 2010

* Anthony B. Evnin	Director	March 9, 2010

* Nicholas Galakatos	Director	March 9, 2010

* Russell Hirsch	Director	March 9, 2010

* Raju Kucherlapati	Director	March 9, 2010

* Kenneth E. Weg	Director	March 9, 2010

* Robert C. Young	Director	March 9, 2010

* By:	/S/ TUAN HA-NGOC Tuan Ha-Ngoc
Attorney-in-fact

Exhibit Index

Exhibit Number		Description of Exhibit
Underwriting Agreement

1.1	**	Underwriting Agreement

Articles of Incorporation and Bylaws

3.1	**	Certificate of Incorporation of the Registrant, as amended

3.2	**	Amended and Restated Bylaws of the Registrant

3.3	**	Form of Restated Certificate of Incorporation of the Registrant (to be effective upon the closing of this offering)

3.4	**	Second Amended and Restated Bylaws of the Registrant (to be effective upon the closing of this offering)

Instruments Defining the Rights of Security Holders, Including Indentures

4.1		Specimen Stock Certificate evidencing the shares of common stock

Opinion re Legality

5.1	**	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

Material Contracts—Management Contracts and Compensatory Plans

10.1	**	2002 Stock Incentive Plan, as amended

10.2	**	Form of Incentive Stock Option Agreement under 2002 Stock Incentive Plan

10.3	**	Form of Nonstatutory Stock Option Agreement under 2002 Stock Incentive Plan
10.4	**	Form of Restricted Stock Agreement under 2002 Stock Incentive Plan
10.5	**	2010 Stock Incentive Plan
10.6	**	Form of Incentive Stock Option Agreement under 2010 Stock Incentive Plan
10.7	**	Form of Nonqualified Stock Option Agreement under 2010 Stock Incentive Plan
10.8	**	Key Employee Change in Control Severance Benefits Plan
10.9	**	Amended and Restated Employment Agreement, dated as of December 19, 2008, by and between the Registrant and Tuan Ha-Ngoc
10.10	**	Severance and Change in Control Agreement, dated as of December 11, 2009, by and between the Registrant and Tuan Ha-Ngoc
10.11	**	Severance and Change in Control Agreement, dated as of December 11, 2009, by and between the Registrant and Elan Z. Ezickson
10.12	**	Severance and Change in Control Agreement, dated as of December 11, 2009, by and between the Registrant and Jeno Gyuris
10.13	**	Severance and Change in Control Agreement, dated as of December 11, 2009, by and between the Registrant and David B. Johnston
10.14	**	Severance and Change in Control Agreement, dated as of December 11, 2009, by and between the Registrant and William Slichenmyer
10.15	**	Consultation and Scientific Advisory Board Agreement effective as of January 1, 2008 between the Registrant and Ronald DePinho
10.16	**	Amended and Restated Consulting and Scientific Advisory Board Agreement effective as of January 1, 2008 between the Registrant and Raju Kucherlapati
10.17	**	2010 Employee Stock Purchase Plan

Exhibit Number		Description of Exhibit
Material Contracts—Financing Agreements
10.18	**

Master Security Agreement, dated as of December 8, 2003, by and between the Registrant and General Electric Capital Corporation, as amended as of December 23, 2003, February 6, 2004, April 8, 2005 and March 23, 2006

10.19	**	Loan and Security Agreement, dated as of May 15, 2008, by and among the Registrant, Comerica Bank and Hercules Technology Growth Capital, Inc., as amended on August 27, 2008
Material Contracts—Leases

10.20	**	Sublease, dated as of July 2004, by and between the Registrant and Millennium Pharmaceuticals, Inc.

10.21	**	Sublease, dated as of September 2, 2008, by and between the Registrant and Alkermes, Inc.
Material Contracts—License and Strategic Partnership Agreements

10.22	†**	Exclusive License Agreement, dated as of March 19, 2002, by and between the Registrant and Dana-Farber Cancer Institute, Inc., as amended on January 1, 2003 and July 22, 2003

10.23	†**	License Agreement, dated as of December 21, 2006, by and between the Registrant and Kirin Brewery Co. Ltd.

10.24	†	First Amended and Restated License and Research Collaboration Agreement, dated as of April 13, 2005, by and between the Registrant and Merck & Co., Inc.

10.25	†**

License and Research Collaboration Agreement, dated as of August 30, 2005, by and between the Registrant and Merck & Co., Inc., as amended by Letter Amendment, dated March 5, 2007, as amended by Amendment No. 1, dated August 12, 2007

10.26	†**	Research, Development and License Agreement, dated as of March 23, 2007, by and between the Registrant and Schering Corporation, acting through its Schering-Plough Research Institute division

10.27	†**	Option and License Agreement, dated as of March 18, 2009, by and between the Registrant and Biogen Idec International GmbH

10.28	†	Amended and Restated Collaboration and License Agreement, dated as of July 16, 2009, by and between the Registrant and OSI Pharmaceuticals, Inc.

Material Contracts—Miscellaneous

10.29	**	Fourth Amended and Restated Investor Rights Agreement dated March 18, 2009 by and among the Registrant and the Purchasers named therein

10.30	**	Warrant to Purchase Stock, issued to Comerica Bank—California, January 16, 2003 (assigned to Comerica Ventures Incorporated)
10.31	**	Warrant Agreement to Purchase Shares of Preferred Stock, issued to Hercules Technology Growth Capital, Inc., March 29, 2006
10.32	**	Warrant Agreement to Purchase Shares of Stock, issued to Hercules Technology Growth Capital, Inc., May 15, 2008
10.33	**	Warrant Agreement to Purchase Shares of Stock, issued to Comerica Bank, May 15, 2008 (assigned to Comerica Ventures Incorporated)
Additional Exhibits
21.1	**	Subsidiaries of the Registrant
23.1	**	Consent of Ernst & Young LLP

23.2	**	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)
24.1	**	Power of Attorney (included on signature page)

**	Previously filed.

†	Confidential treatment has been requested as to certain portions, which portions have been omitted and separately filed with the Securities and Exchange Commission.